Comstock Mining to Receive $5.9 Million from Public Offering

Virginia City, NV (October 19, 2015) - Comstock Mining Inc. (the “Company”) (NYSE MKT: LODE) announced today a public offering of 10,169,492 shares of its common stock. The closing of the offering is expected to occur on October 20, 2015, subject to customary closing conditions.

The gross proceeds to the Company from the offering will be approximately $6 million, $5.9 million after deducting estimated offering expenses. The Company intends to use the net proceeds to accelerate the drilling and development of the Lucerne underground program, accelerate planning and prerequisites for the next phase of Dayton drilling and development and general corporate purposes.

Corrado De Gasperis, President & CEO, commented, "The successful launch of the Lucerne Portal, now already well over half way towards our Phase I target of 800 feet, with two underground drill rigs operating, has enabled us to accelerate our efforts for developing these remarkable gold and silver resources. We couldn’t be more pleased with the broad shareholder support, ensuring a faster pace of drilling and development."

The Company has scheduled a conference call on Thursday, October 22, 2015 at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to report results and provide a business update.

The live call will include a Q&A with accredited institutions, investors and analysts immediately following the prepared remarks.  The dial-in telephone numbers for the live audio are as follows:
            North American Toll Free:      1-866-253-4737
            Canada Local/International:   1-416-849-4292

The audio will be available, usually within 24 hours of the call, and for 30 days thereafter, at
http://www.comstockmining.com/investors/investor-library.

About Comstock Mining Inc.

Comstock Mining Inc. is a producing, Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining, including concurrent and accelerated reclamations, soil sampling, voluntary air monitoring, cultural asset protection and historical restorations.  The Company began acquiring properties in the Comstock District in 2003.  Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and commenced production in 2012.  The Company continues acquiring additional properties in the district, expanding its footprint and creating opportunities for further exploration, development and mining.  The near term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by validating qualified resources and reserves (proven and probable) from our first two resource areas, Lucerne and Dayton, and significantly grow the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any securities.

Contact information for Comstock Mining Inc.:
PO Box 1118 Virginia City, NV 89440
questions@comstockmining.com
http://www.comstockmining.com
Corrado De Gasperis		Judd Merrill
President & CEO		Chief Financial Officer
Tel (775) 847-4755		Tel (775) 847-7325
degasperis@comstockmining.com		merrill@comstockmining.com